Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated July 30, 2009)	Registration No. 333-158665

Avanir Pharmaceuticals, Inc.

12,500,000 Shares

Common Stock

March 5, 2012

This prospectus supplement, dated March 5, 2012, supplements the prospectus of Avanir Pharmaceuticals, Inc. (the “Company”), dated July 30, 2009 (File No. 333-158665), relating to the offer and sale of up to 12,500,000 shares of Company common stock (“Common Stock”) from time to time through Cantor Fitzgerald & Co. acting as agent and/or principal (the “Offering”). As of the date of this prospectus supplement, the Company has concluded the Offering and, accordingly, no further sales of Common Stock will be made pursuant to the Company’s prospectus dated July 30, 2009.

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